Exhibit 10.20

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24B-2

Certain portions, indicated by [*****], of this exhibit have been omitted pursuant to Rule 24b-2 of the Securities Act of 1934. The omitted materials have been filed separately with Securities and Exchange Commission.

FIRST AMENDED EXCLUSIVE

DISTRIBUTION AND LICENSE AGREEMENT

Specialty Allografts and Bone Paste

This First Amended Exclusive Distribution and License Agreement (this “Agreement”) is effective as of the 15th day of April, 2004, (the “Effective Date”) by and between Regeneration Technologies, Inc., a Delaware corporation (“RTI”), and Medtronic Sofamor Danek USA, Inc., a Tennessee corporation (“MSD”). RTI and MSD are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, RTI and MSD each acknowledge that the processing and use of human tissue for human transplantation purposes is in the public interest and in the interest of medicine generally, and that this Agreement will enhance these interests through facilitating the availability of processed tissue for use in medical procedures and thereby advance the medical and scientific application thereof;

WHEREAS, the Parties are successors in interest to each of that certain Management Services Agreement, dated July 23, 1996, between The University of Florida Tissue Bank, Inc. (“UFTB”) and Sofamor Danek Group, Inc. (“SDG”), as amended (the “1996 Management Services Agreement”), and that certain Management Services Agreement—Bone Paste, dated May 11, 1998, between UFTB and SDG, as amended (the “1998 Management Services Agreement” and, together with the 1996 Management Services Agreement, the “Original Agreements”);

WHEREAS, the Parties entered into that certain Exclusive Distribution and License Agreement (the “2002 Agreement”) as of June 1, 2002 (the “Original Effective Date”) and the Parties now wish to redefine the terms governing their relationship by entering into this Agreement;

WHEREAS, MSD and RTI each desire that RTI process and produce certain human specialty allograft tissue listed in Schedule 2.1 attached hereto (the “Specialty Allografts”) and paste products containing demineralized bone, gelatin, and particulate mineral including but not limited to cortical and/or cancellous chips listed in Schedule 2.1 attached hereto (“Bone Paste”), and MSD desires to distribute such Specialty Allografts and Bone Paste in accordance with the terms and conditions contained herein;

WHEREAS, MSD desires to obtain a license from RTI to market, promote and distribute Specialty Allografts and Bone Paste; and

WHEREAS, the Parties desire to work together to develop new technology and products for use in medical procedures;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties hereby represent, covenant and agree as follows:

ARTICLE I

AMENDMENT AND TERMINATION OF ORIGINAL AGREEMENTS AND 2002

AGREEMENT

1.1 Amendment. In order to facilitate continued service to patients and efficient use of human tissue, prior to November 1, 2002, (the “Implementation Date”) the Parties continued to operate under the Original Agreements and agreed as follows:

(a) Management Services Fee. Beginning on the Original Effective Date and ending on the day immediately prior to the Implementation Date, (i) with respect to UFTB Allografts, the Management Services Fee (as such terms are defined in the 1996 Agreement) was [*****] and (ii) with respect to UFTB Paste Products, the Management Services Fee (as such terms are defined in the 1998 Agreement) was [*****].

(b) Effect. Except as set forth expressly herein, all terms of the Original Agreements remained in full force and effect until the Implementation Date.

1.2 Termination. As of the Implementation Date, the Parties agree and acknowledge that, without any additional action on either Party’s behalf, the Original Agreements terminated and are of no further force or effect; provided, however, such termination did not relieve either Party from liabilities arising prior to the Implementation Date under the terms of the Original Agreements. The parties further acknowledge and agree that as of the Effective Date, the 2002 Agreement terminated and was superceded in all respects by this Agreement.

1.3 Arbitration. RTI and MSD covenant and agree to use best efforts to resolve all outstanding disputes under the Original Agreements by the Effective Date, including but not limited to those matters currently in arbitration.

1.4 Quarterly Meetings. Senior management of RTI (Brian Hutchison or his successor) and MSD (Pete Wehrly and/or Michael DeMane or their successors) shall meet either in person or telephonically each quarter as their respective schedules permit to discuss all outstanding issues under the Agreement and specifically to exchange information about past and future developments in the relationship between MSD and RTI and the growth potential for distribution and development of RTI products and biologic products generally, and to agree upon what portion of such information may be publicly disclosed. If an agreement to disclose cannot be reached then the party who owns that information will make the final determination of disclosure of that information; provided however that no party shall be prohibited from disclosing any information which it is required to disclose under applicable federal, state or foreign law.

ARTICLE II

LICENSE GRANT

2.1 License; Sublicensing Rights; Field of Use. Subject to the provisions of this Agreement, RTI hereby grants to MSD a worldwide and royalty free license to distribute Specialty Allografts and Bone Paste throughout the world except with respect to the country of Italy (the “Territory”). Schedule 2.1 attached hereto contains a list of all Specialty Allografts and Bone Paste as of the date hereof, including a list of Specialty Allografts and Bone Paste for which the license grant hereunder is exclusive in the Exclusive Territory (as defined in Section 3.1(a) herein) and non-exclusive in the remainder of the Territory, subject to Section 3.1(f), and a list of Specialty Allografts and Bone Paste for which the license grant hereunder is nonexclusive throughout the Territory.

2.2 License of RTI Marks. RTI grants to MSD a royalty free license to use under the quality control of RTI the RTI name and logo and all goodwill associated therewith, and all trademarks, service marks, trade names, designs, graphics and logos associated with the Specialty Allografts or the Bone Paste, (the “Current RTI Marks”) in connection with the marketing and distribution of Specialty Allografts and Bone Paste as provided in this Agreement. RTI further grants to MSD a royalty free license to use under the quality control of RTI service marks or trademarks adopted and/or used by RTI and associated specifically with Specialty Allografts or Bone Paste (the “Future RTI Marks,” and, together with the Current RTI Marks, the “RTI Marks,”) in connection with the marketing and distribution of Specialty Allografts and Bone Paste as provided in this Agreement. A list of all Current RTI Marks and their filing status (if any) is attached hereto as Schedule 2.2. RTI shall update Schedule 2.2. with all Future RTI Marks within thirty (30) days after they have been adopted or used by RTI.

2.3 Additional Specialty Allografts and Bone Paste. The parties shall update Schedule 2.1 to include all line extensions of Specialty Allografts and Bone Paste and any jointly developed products as described in Section 6.3 herein. Line extensions shall include any improvements or modifications to, or substitute or alternative products for, Specialty Allografts or Bone Paste reasonably anticipated to be used primarily for spinal fusion surgery that are competitive with any Specialty Allograft and/or Bone Paste identified in Schedule 2.1. If the parties are unable to agree on whether a product should be added to Schedule 2.1, the parties shall refer the matter to a special master jointly selected by the parties to determine the issue and the determination of the special master shall be binding and non-appealable. The Special Master shall be selected using the same process as the selection of the arbitrator under Section 9.12 hereof.

ARTICLE III

EXCLUSIVITY; MSD DISTRIBUTION SERVICES; SPECIALTY ALLOGRAFT AND

BONE PASTE SUPPLY

3.1 Exclusivity.

(a) Exclusive Distributor Appointment. Subject to MSD’s right to subcontract or delegate in whole or in part to one or more third parties its obligations and responsibilities as distributor of Specialty Allografts and Bone Paste as expressly set forth in this Agreement, during the term of this Agreement, MSD shall be the exclusive distributor for Specialty Allografts and Bone Paste (except those identified specifically as non-exclusive on Schedule 2.1) throughout the United States, Canada and Puerto Rico (the “Exclusive Territory”), and MSD has agreed to be a non-exclusive distributor in all other countries and territories in the Territory only to the extent described in Section 3.1(e) hereof; provided, however, with respect to Bone Paste, the grant of rights herein shall be exclusive only for the intended or expected use primarily in spinal surgery and shall be exclusive for the use of the trademark, service mark, trade name, design, graphics and logos associated with “Osteofil.” RTI agrees that any Bone Paste delivered other than pursuant to this Agreement shall contain a different brand name and label than the Bone Paste delivered pursuant to this Agreement. MSD agrees that it will distribute Bone Paste only pursuant to its grant of distribution rights for use in spinal procedures.

(b) RTI Covenant. Except as otherwise provided for under this Agreement, and other than with respect to Bone Paste intended or expected to be primarily used outside the spine or as provided in Section 6.3(e) of this Agreement, RTI shall not, during the term of this Agreement, in any manner, directly or indirectly or by assisting others, (i) produce, manufacture, distribute, or assist with the marketing of Specialty Allografts and Bone Paste (ii) engage in any manufacturing, distribution or marketing activities on behalf of any other individual or entity with respect to any Specialty Allografts and Bone Paste or (iii) have an equity, profit or joint venture interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that produces, manufactures, distributes, or assists with the marketing of Specialty Allografts and Bone Paste or (iv) engage in any activities described in (i), (ii) or (iii) above with respect to any allograft tissue intended or expected to be primarily used in the spine.

(c) MSD Right to Compete. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall prohibit MSD from manufacturing, marketing or distributing allograft tissue or other products that compete, either directly or indirectly, with Specialty Allografts and Bone Paste. Schedule 3.1(c) attached hereto contains a list of all allograft tissue or other products that MSD manufactures, markets or distributes that MSD believes may compete, either directly or indirectly, with Specialty Allografts or Bone Paste. MSD shall update Schedule 3.1(c) within fifteen (15) days of the first day of each calendar quarter starting July 1, 2004.

(d) Release of Exclusivity. MSD may release RTI from the exclusivity provisions of this Agreement with respect to a specific Specialty Allograft or Bone Paste by giving written notice thereof, upon which time MSD’s rights hereunder with respect to such Specialty Allograft or Bone Paste shall become nonexclusive but shall otherwise remain in full force and effect. In addition, if MSD submits Binding Orders for [*****] for a specific Specialty Allograft or Bone Paste that are less than [*****] of the average value of Binding Orders submitted by MSD to RTI for the same specific Specialty Allograft or Bone Paste, as the case may be, for the immediately preceding [*****], then RTI may notify MSD in writing of such shortfall. The Initial Stocking Order shall not be used in the calculation of the average value of Binding Orders submitted by MSD. Upon receipt of such notice, MSD shall have [*****] in which to submit additional Binding Orders such that the total Binding Orders as defined in paragraph 3.4(d), for the quarter are not less than [*****] of the average value of Binding Orders submitted by MSD for the same specific Specialty Allograft or Bone Paste, as the case may be, for the immediately preceding [*****]. If MSD fails to submit such additional Binding Orders, MSD’s rights hereunder with respect to such Specialty Allograft or Bone Paste shall become nonexclusive but shall otherwise remain in full force and effect. Notwithstanding the foregoing, in the event that RTI delays or fails to deliver Specialty Allografts or Bone Paste in sufficient quantity to meet a MSD Forecast or an MSD Binding Order, or regulatory actions delay delivery of the Specialty Allografts or Bone Paste then RTI shall not have the right to provide notice of a shortfall for any such period. With respect to a New Allograft, the average value of Binding Orders submitted by MSD and actually filled by RTI for the first full year of such New Allograft shall be used for the purposes of this Section 3.1(d), provided, however, that MSD may submit an initial stocking order with respect to such New Allograft that will not be included in such calculation.

(e) International Distribution. MSD’s agreement in Section 3.1(a) hereof to allow RTI to distribute Specialty Allografts and Bone Paste or other allograft tissue and bone paste products for use in the spine (hereinafter “Spinal Allograft Products”) in territories outside of the United States, Canada, and Puerto Rico (the “Exclusive Territory”), is specifically conditioned on the following conditions being met at all times:

(i) Prior to any such distribution RTI must use commercially reasonable efforts to assure that no Spinal Allograft Products will be distributed to anyone who further distributes or intends to distribute such Spinal Allograft Products into the Exclusive Territory for spinal applications and if such Spinal Allograft Products are distributed by any party other than MSD in the Exclusive Territory for spinal applications then RTI will cease all distribution to that customer and immediately use its best efforts to enjoin such distribution and recover inventory from that distributor;

(ii) Specialty Allografts and Bone Paste for MSD’s distribution shall receive priority with respect to donors, processing and manufacturing over any distribution by RTI or third parties, except for tissue suitable for Bone Paste to be distributed by Exactech;

(iii) Marketing materials that reference BioCleanse will be provided to MSD concurrent with or prior to their distribution to the public;

(iv) Distribution by RTI or any third party as allowed by this Section 3.1 (e) will not violate any MSD Intellectual Property Rights; and

(v) RTI shall provide advance notice of RTI’s intent to distribute or the existence of any proposed agreement with distributors in any country in which

MSD then has distribution of Spinal Allograft Products on a non-exclusive basis and in all cases RTI and MSD shall meet to address issues related to price, ownership of product registrations and trade names prior to the entry into any such agreement or RTI’s own distribution outside of the Exclusive Territory.

In the event of any breach of the conditions of Sections 3.1(e)(i), (ii), (iv) or (v) hereof, RTI will immediately cease distribution of Spinal Allograft Products in any country outside of the Exclusive Territory related to such breach.

3.2 MSD’s Distribution Services. MSD shall use commercially reasonable efforts to distribute, or facilitate the marketing and distribution of, Specialty Allografts and Bone Paste in the Territory, in accordance with this Agreement (the “Services”). The Services shall include, without limitation: (i) developing marketing and training literature and aids for Specialty Allografts and Bone Paste; (ii) training MSD marketing and distribution personnel; (iii) conducting training courses and seminars to educate medical professionals, surgeons, customer support staff, hospital personnel and buying groups related to Specialty Allografts and Bone Paste in the use of Specialty Allografts and Bone Paste, including educating surgeons and staff on Specialty Allograft and Bone Paste design, ordering, delivery and stocking procedures; (iv) exhibiting Specialty Allografts and Bone Paste at medical society meetings; (v) promoting Specialty Allografts and Bone Paste in association with MSD’s other educational services and marketing efforts; and (vi) supporting at a clinical level the marketing and distribution efforts of both RTI and MSD by providing surgical case coverage for Specialty Allografts and Bone Paste. Subject to RTI’s ability to satisfy each Scheduled Order (as defined in Section 3.4(d)) and each Interim Order (as defined in Section 3.4(d)), MSD shall order from RTI and maintain sufficient units of Specialty Allografts and Bone Paste for samples, exhibits and training purposes. MSD shall be solely responsible for training, service and support for Specialty Allografts and Bone Paste distributed by MSD, and shall have no right to reimbursement or contribution for any costs related to such responsibilities.

3.3 Taxes. MSD shall have the sole responsibility for collection and payment to the appropriate taxing authorities of any taxes, tariffs, duties or excise, sales or use, value added or other taxes or levies imposed upon Specialty Allografts or Bone Paste, as the case may be, as a result of MSD’s distribution of Specialty Allografts or Bone Paste, as the case may be, to customers. RTI shall have the sole responsibility for payment to the appropriate taxing authorities of any taxes, tariffs, duties or excise, sales or use, value added or other taxes or levies imposed on the services provided by RTI under this Agreement.

3.4 Specialty Allograft and Bone Paste Supply; Forecasts. The Parties acknowledge and agree that donated human tissue is necessary for the production of Specialty Allografts and Bone Paste, and that at times the demand for such products may exceed the supply due to limited amounts of donated human tissue. The Parties agree to use their mutual best efforts, including MSD’s knowledge of the needs of its customers and RTI’s expertise in processing tissue, to match the available supply to the requirements of patients and healthcare providers for Specialty Allografts. Accordingly, the Parties agree to do the following:

(a) MSD Forecasts. [*****].

(b) RTI Forecasts. [*****].

(c) Transmission of Forecasts. [*****].

(d) Binding Orders. [*****].

(e) Allocation Priority. [*****].

(f) Shortfall. [*****].

3.5 Shipping Procedures. RTI shall ship Specialty Allografts and Bone Paste corresponding to Binding Orders to MSD at least once per week at RTI’s sole cost and expense, provided that MSD shall reimburse RTI for actual and reasonable expenses incurred by RTI in expediting shipments or making additional shipments pursuant to Interim Orders at MSD’s request.

3.6 Returned and Rejected Specialty Allografts and Bone Paste.

(a) Returned Specialty Allografts and Bone Paste. The return policy for Specialty Allografts and Bone Paste is set forth in Schedule 3.6(a) (the “Return Policy”).

(b) Rejected Specialty Allografts and Bone Paste. With respect to latent defects, MSD shall promptly notify RTI after receiving notification from a customer of such customer’s discovery thereof, and MSD and such customer shall have the right to reject such Specialty Allografts or Bone Paste. For the avoidance of doubt, and notwithstanding any provision of the Return Policy, MSD shall be permitted to reject Specialty Allografts or Bone Paste due to latent defects at any time after discovery of such latent defects or at any time after receiving notification from a customer of such customer’s discovery of such latent defects. Any notification of rejection to RTI shall state the basis for the rejection.

(c) Effect of Return or Rejection. The customer shall be bound by the terms of the Return Policy; provided, however, that in the event of a conflict between the terms of the Return Policy and the terms of this Agreement, the terms of this Agreement shall govern and control in all respects. Neither MSD nor the customer shall be obligated to pay for any rejected shipment of Specialty Allografts or Bone Paste shipped to such customer which fails to meet the Specialty Allograft Specifications or the Specialty Allograft Packaging Specifications or the Bone Paste Specifications or the Bone Paste Packaging Specifications or otherwise breaches the RTI Specialty Allograft Warranty or Bone Paste Warranty, as the case may be, set forth on Schedule 4.3(a) and Schedule 4.3(b), respectively, hereof. The customer shall not be obligated to pay for any shipment of Specialty Allografts or Bone Paste rejected by a customer. If a customer fails to pay for any rejected shipment of Specialty Allografts or Bone Paste, MSD shall not be obligated to pay any license or service fee to RTI for such Specialty Allografts or Bone Paste, and MSD shall be entitled to receive, in its sole discretion, either (i) a credit against future license or service fees in the amount of any such fee MSD had previously paid to RTI for any such rejected Specialty Allografts or Bone Paste or (ii) a replacement Specialty Allograft or Bone Paste, as the case may be. Unless otherwise waived by MSD, all

Specialty Allografts and Bone Paste shipped to MSD by RTI under this Agreement shall have remaining shelf life of at least sixty percent (60%) of the appropriate shelf life for such Specialty Allografts or Bone Paste (as the case may be).

ARTICLE IV

SPECIFICATIONS; PACKAGING SPECIFICATIONS; SPECIALTY ALLOGRAFT AND

BONE PASTE LABELING; REGULATORY APPROVAL; RTI WARRANTIES

4.1 Specifications.

(a) Specialty Allografts. Specialty Allografts shall meet the specifications set forth on Schedule 4.1(a) hereto (the “Specialty Allograft Specifications”).

(b) Bone Paste. Bone Paste shall meet the specifications set forth on Schedule 4.1(b) hereto (the “Bone Paste Specifications”).

4.2 Packaging Specifications.

(a) Specialty Allografts. RTI shall supply all packaging and labeling information and designs, including without limitation all artwork and pharmacological information, usage instructions and warnings to be applied to Specialty Allografts (the “Specialty Allograft Packaging Specifications”). Once Specialty Allografts are supplied and initially packaged by RTI, MSD will not without RTI’s concurrence remove, alter or modify any Specialty Allograft Packaging Specifications of such Specialty Allografts.

(b) Bone Paste. RTI shall supply all packaging and labeling information and designs, including without limitation all artwork and pharmacological information, usage instructions and warnings to be applied to Bone Paste (the “Bone Paste Packaging Specifications”). Once Bone Paste is supplied and initially packaged by RTI, MSD will not without RTI’s concurrence remove, alter or modify any Bone Paste Packaging Specifications of such Bone Paste.

4.3 Warranties.

(a) Specialty Allografts. RTI has listed specific warranty information with respect to Specialty Allografts on Schedule 4.3(a) and RTI shall use its best efforts to keep Schedule 4.3(a) updated to include all applicable warranties.

(b) Bone Paste. RTI has listed specific warranty information with respect to Bone Paste on Schedule 4.3(b) and RTI shall use its best efforts to keep Schedule 4.3(b) updated to include all applicable warranties.

(c) Warranty Obligation. All warranty obligations of the respective Parties listed with respect to Specialty Allografts and Bone Paste shall be solely the obligation and responsibility of RTI.

4.4 Labeling. All Specialty Allografts and Bone Paste distributed pursuant to this Agreement shall be labeled by RTI in accordance with this Section 4.4. Any Specialty Allograft or Bone Paste which is improperly labeled shall not be deemed delivered until properly identified by MSD, and RTI shall credit MSD’s account for its reasonable costs incurred while (i) identifying Specialty Allografts and Bone Paste that were inappropriately labeled and (ii) correcting orders both to RTI and from its customers.

(a) RTI Processed Specialty Allografts and Bone Paste. All Specialty Allografts and Bone Paste processed or manufactured by RTI (the “RTI Processed Specialty Allografts and Bone Paste”) shall be sterilized, labeled and packaged by RTI using the RTI Marks. The costs of labeling the RTI Processed Specialty Allografts and Bone Paste is included in the applicable LSF (as defined in Section 5.1) and shall not be charged to MSD.

(b) Third Party Processed Specialty Allografts and Bone Paste. In the event MSD exercises its right to process or manufacture, or appoints a Third Party Supplier to process or manufacture, Specialty Allografts or Bone Paste pursuant to Section 3.4(f) herein (the “Third Party Processed Specialty Allografts and Bone Paste”), at MSD’s sole discretion and expense, RTI shall sterilize, package and label as sterilized by RTI such Third Party Processed Specialty Allografts and Bone Paste. MSD shall pay RTI a commercially reasonable fee for such sterilization, packaging and labeling of the Third Party Processed Specialty Allografts and Bone Paste; provided, however, such fee shall not exceed the consideration RTI receives from any other third parties for substantially similar services.

(c) Sterilization Validation. During the term of this Agreement, RTI shall use commercially reasonable efforts to validate its processes to allow for and substantiate a “sterile” product label claim on all Specialty Allografts and Bone Paste.

4.5 Regulatory Approval.

(a) United States. RTI warrants that Specialty Allografts, Bone Paste, Specialty Allograft Specifications, the Bone Paste Specifications, the Specialty Allograft Packaging Specifications and the Bone Paste Packaging Specifications shall be in conformity in all respects with all applicable federal, state, and local laws, rules and regulations relating thereto within the United States, including, without limitation, the Federal Food, Drug and Cosmetic Act (including Good Tissue Practices Regulations), the National Organ Transplant Act, FDA tissue regulations, and American Association of Tissue Banks (the “AATB”) or other generally accepted industry standards. RTI will continue to maintain and fulfill such regulatory approval of the federal, state and local governing bodies, and be responsible for all filings and other documents necessary to continue to meet said regulatory requirements, including, without limitation, fulfilling all applicable reporting, tracking and other requirements of regulatory agencies, self-regulatory organizations or governmental entities that have jurisdiction with respect to RTI, Specialty Allografts and Bone Paste. MSD shall cooperate in preparing any such filings to the extent reasonably requested by RTI. MSD shall be fully responsible for compliance with regulatory requirements with respect to all Specialty Allograft and Bone Paste distribution activities performed by MSD, including, if necessary, registration as a Tissue Bank under FDA 21 CFR 1271 and under any state licensure requirements. MSD shall be responsible for assuring that applicable AATB requirements are met with respect to MSD’s distribution activities. RTI shall be responsible for any market withdrawal or recall activities with respect to Specialty Allografts or Bone Paste as required pursuant to applicable laws, rules, regulations or standards. In the event RTI fails to perform any required market withdrawal or recall activities with respect to Specialty Allografts or Bone Paste, then MSD may perform such market withdrawal or recall activities. Each Party shall fully cooperate in any market withdrawal or recall activities on request of the other Party. MSD shall provide post-market feedback information to RTI in accordance with regulatory requirements.

(b) AATB Accreditation. The Parties acknowledge that RTI is a member of the AATB. RTI warrants that it will use its best efforts to continue its membership in good standing in the AATB and retain its AATB accreditation at all time during the term of this Agreement.

(c) All International Markets. MSD shall be fully responsible for market approvals, product registration and licensure for all markets in the Exclusive Territory and any other countries where MSD proposes to begin distributing RTI products and those products have not been previously registered, licensed and approved. RTI will use commercially reasonable efforts to support such registration activities. For all other markets in the Territory, RTI is fully responsible for market approvals, product registration and licensure. The purpose of this Section is to assign responsibility to satisfy licensure requirements in particular countries. The inability of MSD or RTI to obtain licensure in a particular market shall not, in and of itself, constitute a material breach of this Agreement.

(d) Costs. All costs associated with obtaining and/or maintaining any regulatory or governmental approval, within the United States, or accreditation with AATB as set forth in this Section 4.5 shall be borne solely by RTI insofar as those costs relate to activities performed by RTI. All costs associated with regulatory requirements, or AATB accreditation related to distribution activities performed by MSD, shall be borne by MSD. All costs associated with obtaining international market approvals, product registrations and licensure for any markets outside the Exclusive Countries where MSD proposes to begin distributing RTI products and where those products have not been previously registered, licensed and approved shall be the responsibility of MSD. MSD shall be responsible for costs associated with its responsibilities under Section 4.5(c).

(e) Allograft or Bone Paste products to be used in clinical investigations. MSD shall inform RTI in advance of any and all clinical investigations where Specialty Allografts or Bone Paste are to be used to ensure that proper donor consent, if required, has been received. MSD shall provide RTI with study outlines and all results of any such clinical investigations pertinent to the use and performance of Specialty Allografts or Bone Paste. RTI shall assist in clinical activities in regard to provision of information to FDA in support of MSD clinical investigations.

4.6 Additional RTI Representations and Warranties. RTI hereby represents and warrants to MSD the following:

(a) it is the owner of or the exclusive licensee under patent rights, if any, stemming from U.S. Patent Application S/N 08/816,079, dated March 13, 1997, attached as Exhibit A, including any continuations, continuations-in-part, or divisions of this patent application, or as well as foreign counterparts thereof and patents issuing thereon which relates to Bone Paste;

(b) it is the owner of the Dowel products listed in Exhibit B which are comprised solely from allograft for use in medical procedures in the human spine;

(c) has the right to grant the licenses granted to MSD in this Agreement;

(d) as of the Effective Date, RTI has not received notice, nor is it aware, that the Specialty Allografts or Bone Paste infringe upon any patent which has been issued to any third party;

(e) Specialty Allografts and Bone Paste shall be processed, packaged, stored and shipped (i) biomechanically suitable for use in medical procedures in which human tissue is needed to replace human tissue, (ii) in accordance with the Specialty Allograft Specifications and Specialty Allograft Packaging Specifications or the Bone Paste Specifications and Bone Paste Packaging Specifications, as the case may be, for use as prescribed by a physician for medical procedures in which human tissue is needed or used and (iii) in accordance with Section 4.5;

(f) Specialty Allografts and Bone Paste are and shall be delivered free of any liens, encumbrances, pledges, or claims of any third party;

(g) the rights granted herein do not violate any rights previously granted by RTI to any third party;

(h) it is fully authorized to enter into and perform this Agreement;

(i) Specialty Allografts and Bone Paste have been and will be professionally processed and have come and will come packaged for further distribution throughout the Territory;

(j) that it has obtained the materials for production of Specialty Allografts and Bone Paste in compliance with all applicable federal, state and local laws, rules and regulations associated with Specialty Allografts or Bone Paste, as the case may be, and all applicable AATB standards;

(k) that its execution and performance of this Agreement will not (i) conflict with, or result in a breach or default under, any agreement, contract, arrangement, mortgage or indenture to which it is bound, (ii) result in the creation of any lien, encumbrance or pledge upon any of the properties or assets (other than raw materials) of RTI, or (iii) violate any statute, rule, regulation or order applicable to RTI; and

(l) that it shall provide to MSD at least quarterly comprehensive reports regarding RTI’s performance of its obligations under this Agreement.

4.7 MSD Representations and Warranties. MSD hereby represents and warrants to RTI the following:

(a) it is fully authorized to enter into and perform this Agreement;

(b) that its execution and performance of this Agreement will not (i) conflict with, or result in a breach or default under, any agreement, contract, arrangement, mortgage or indenture to which it is bound, (ii) result in the creation of any lien, encumbrance or pledge upon any of the properties or assets (other than raw materials) of MSD, or (iii) violate any statute, rule, regulation or order applicable to MSD; and

(c) as of the Effective Date, MSD has not received notice, nor is it aware, that the Specialty Allografts or Bone Paste infringe upon any patent which has been issued to any third party.

4.8 Quality Procedures. The Parties acknowledge the importance of ensuring that the Specialty Allografts and Bone Paste are of the highest quality and are safe and effective for their intended or expected uses. Accordingly, within ten (10) days after signing this Agreement, RTI shall provide MSD with a full and complete copy of its policies and procedures for ensuring the quality and safety of Specialty Allografts and Bone Paste (the “Quality Procedures”). The Quality Procedures shall be consistent with the terms of this Agreement and provide greater detail for the arrangement and responsibilities of the parties in the procurement, processing, testing and delivery of Specialty Allografts and Bone Paste hereunder as well as regulatory reporting functions and the exchange of information relevant to any of the foregoing. The Quality Procedures shall also set forth material specifications and acceptability criteria for the Specialty Allografts and Bone Paste, which specifications and criteria shall be no less stringent than industry standards and shall include, at a minimum, standards and procedures for donor screening, intake evaluation, tissue processing, tissue storage, tissue record keeping, retained samples, maintenance and access to documentation. Within ten (10) days after signing this Agreement, the parties shall each designate in writing an appropriate contact person for communications regarding the Quality Procedures, and the parties will promptly notify each other in writing of any changes in such personnel. The designated contacts for each party, and other reasonably appropriate safety and quality assurance personnel as the parties may designate from time to time, shall meet in person or via other appropriate means no less often than quarterly to review the Quality Procedures and consider modifications thereto. Quality Procedures will be amended from time to time by RTI with the advice and comment from MSD to reflect changes in technology, laws, regulations and industry standards, provided that no party will be required to agree to any change to the Quality Procedures that, in the reasonable discretion of such party, would adversely impact the quality, safety or efficacy of any Specialty Allograft or Bone Paste. RTI will not modify or amend the Quality Procedures without providing prompt written notice to MSD

ARTICLE V

LICENSE AND SERVICE FEE

5.1 License and Service Fee. Beginning on the Implementation Date, MSD shall pay to RTI a license and service fee (“LSF”) for Specialty Allografts and Bone Paste delivered to MSD from RTI pursuant to a Binding Order.

5.2 Initial Fees.

(a) Bone Paste. The initial LSF for each unit of Bone Paste, by catalog number, shall be equal to [*****] of the average net distribution fee (“ANDF”) received by RTI for such catalog number between [*****]. ANDF means the sum of the actual gross amounts invoiced to customers for such Bone Paste catalog number during such time period (excluding items placed on consignment) less discounts, rebates paid or accrued, credits, taxes, shipping, handling and other fees, and less allowances and returns, and divided by the total number of units of each such Bone Paste catalog number shipped during that period.

(b) Specialty Allografts. The initial LSF for each Specialty Allografts (excluding assembled allografts specifically identified as “Assembled Allografts” and listed on Schedule 2.1 (“Assembled Allografts”)), by catalog number, shall be equal to [*****] of (i) the ANDF received by RTI for such Specialty Allograft catalog number between [*****], or (ii) the ANDF if listed on Schedule 2.1 for such Specialty Allograft catalog number, as the case may be. ANDF means the sum of the actual gross amounts invoiced to customers for such Specialty Allograft catalog number during such time period (excluding items placed on consignment) less discounts, rebates paid or accrued, credits, taxes, shipping, handling and other fees, and less allowances and returns, and divided by the total number of units of each such Bone Paste catalog number shipped. The initial LSF for Assembled Allografts shall be calculated in the same manner, except that the percentage shall be [*****]; provided, however, if RTI receives all necessary government approvals to manufacture Assembled Allografts by combining tissue from multiple donors in a single graft, the LSF for such Assembled Allografts shall be the same as the LSF for standard (non-assembled) Specialty Allografts of the same shape and dimensions. The LSF for nonexclusive Specialty Allografts identified as on Schedule 2.1 shall not exceed the comparable LSF for such Specialty Allografts received by RTI from any other third party.

(c) Samples. The LSF for samples, not for implantation, of Specialty Allografts and Bone Paste ordered by MSD in connection with its obligations under Section 3.2(a) shall be one half of the LSF for the Specialty Allografts or Bone Paste, as the case may be, calculated in accordance with Section 5.2(a) or (b) above.

5.3 Adjustment to License and Service Fee. Subject to the limitations contained in this paragraph, RTI may increase the LSF for any or all Specialty Allografts and Bone Paste on the first anniversary of the Implementation Date, and thereafter not more than twice annually, upon [*****] advance written notice to MSD. RTI may not increase the LSF for any Specialty Allograft such that the LSF for such Specialty Allograft or Bone Paste is greater than [*****] of the ANDF (excluding items placed on consignment) received by MSD for such Specialty Allograft over the preceding [*****]. RTI may not increase the LSF for any Bone Paste such that the LSF for such Bone Paste is greater than [*****] of the ANDF (excluding items placed on consignment) received by MSD for such Bone Paste over the preceding [*****]. In the event of a significant technological advance or a material increase in regulatory compliance costs that either Party reasonably anticipates will have an immediate and material impact on the marketplace for Specialty Allografts or Bone Paste, the Parties will meet and confer in good faith on adjustments to the applicable LSFs, with the objective of adjusting each LSF to equal approximately [*****] of the ANDF expected to be received by MSD as a result of distribution of such Specialty Allografts, and [*****] of the ANDF expected to be received by MSD as a result of distribution of such Bone Paste, as the case may be. Notwithstanding any other provision of this Agreement, the Parties may mutually agree to alternative fee arrangements for any Specialty Allografts or Bone Paste.

5.4 Payment Terms. All LSF payments shall be paid in U.S. Dollars within thirty (30) days of the later of MSD’s receipt of Specialty Allografts or Bone Paste, as the case may be, pursuant to a Binding Order, or the receipt of RTI’s invoice therefor. All LSF fees shall be FOB MSD’s place of business in Memphis, Tennessee, or such other locations within the 48 contiguous United States as the Parties may agree to designate.

ARTICLE VI

CERTAIN AGREEMENTS OF RTI AND MSD

6.1 Inspections. The Parties shall permit, once annually, on reasonable notice, a representative of the other Party to inspect those processing facilities and methods of operation used by the other Party in connection with Specialty Allografts and Bone Paste as considered necessary or desirable by the other Party for the purpose of determining the other Party’s compliance with the undertakings set forth in this Agreement or satisfying a Party’s legal or regulatory obligations. The representative shall sign an agreement promising not to use any information obtained from the inspection except for its determination of such Party’s compliance. In addition to the annual inspection provided pursuant to this Agreement, if (i) RTI has engaged in international distribution pursuant to Section 3.1(g) hereof or the development or marketing of RTI-Developed New Allografts not primarily useful for spinal fusion surgery pursuant to Section 6.3(e) hereof and (ii) a Supply Shortfall has occurred or MSD has received an RTI Forecast which is more than [*****] lower than the most recent applicable MSD Forecast, then MSD shall be permitted to conduct an additional inspection of records relating to RTI’s receipt of donor tissue suitable for products which are subject to such Supply Shortfall or such lower RTI Forecast at any time within [*****] after occurrence of such event solely for the purpose of ensuring that MSD is receiving priority on supply as required by this Agreement. No observation or inspection under this Section 6.1 shall serve to waive any rights of MSD or RTI hereunder.

6.2 Ownership and Licensing of Intellectual Property Rights.

(a) Intellectual Property Rights. For purposes of this Agreement, “Intellectual Property Rights” means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; trademarks; information; data; formulas; designs; models; drawings; computer programs; including all documentation, related listings, design specifications and flow charts, trade secrets and any inventions including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of any pending patent application or issued patent; and all statutory protection obtained or obtainable thereon.

(b) License of MSD Technology. During the term of this Agreement, MSD hereby grants to RTI a nonexclusive, non-transferable, non-sublicensable license to use the Intellectual Property Rights filed by MSD relating to Specialty Allografts and Bone Paste for the sole purpose of enabling RTI to perform its obligations under this Agreement. All right, title and interest in and to such licensed Intellectual Property Rights shall remain exclusively in the ownership of MSD, except that nothing in this Agreement should be construed as an admission by RTI as to MSD’s right, title, interest or inventorship in and to such Intellectual Property Rights.

(c) License of RTI Technology. During the term of this Agreement, RTI hereby grants to MSD a nonexclusive, non-transferable, non-sublicensable license to use the Intellectual Property Rights filed by RTI relating to Specialty Allografts and Bone Paste for the sole purpose of enabling MSD to perform its obligations under this Agreement. All right, title and interest in and to such licensed Intellectual Property Rights shall remain exclusively in the ownership of RTI, except that nothing in this Agreement should be construed as an admission by MSD as to RTI’s right, title, interest or inventorship in and to such Intellectual Property Rights.

(d) Sublicense of Intellectual Property Rights. Upon the occurrence, and only during the continued existence, of a Supply Shortfall, MSD shall have the right to sublicense temporarily to Third Party Suppliers any Intellectual Property Rights of RTI reasonably necessary to permit the Third Party Suppliers to process and manufacture Specialty Allografts and Bone Paste for distribution by MSD. Such sublicense and assistance shall apply only to those types and sizes of Specialty Allografts and Bone Paste that RTI is unable to supply to MSD in quantities sufficient to meet a Binding Order or MSD Forecast and only for quantities needed to meet the Binding Order or MSD Forecast.

6.3 Development of New Allografts.

(a) New Allografts. The Parties acknowledge that while working under this Agreement, new allografts or bone paste, not listed on Schedule 2.1 and not covered by Section 2.3, may be developed by RTI or RTI and a third party (“RTI-Developed New Allografts”) or the Parties jointly (“Jointly-Developed New Allografts,” collectively “New Allografts”).

(b) Development of Jointly-Developed New Allografts. If the Parties agree to develop a Jointly-Developed Allograft, they will do the following:

(i) At MSD’s request, RTI shall produce prototypes of any Jointly-Developed New Allograft design for testing and clinical evaluation under the terms provided in this Section 6.3.

(ii) The Parties will dedicate sufficient engineering and other resources to the ongoing development of any Jointly-Developed New Allograft so that such development will be timely and properly accomplished. The Parties will work to agree on specifications, development schedules and a budget with respect to the development of any Jointly-Developed New Allograft. Such specifications, schedule and budget shall be reviewed and adjusted at least once per calendar year.

(iii) All costs associated with the development of a Jointly-Developed New Allograft shall be shared in accordance with the budgets agreed to by the Parties; provided, however, (i) MSD and RTI shall share equally all costs related to regulatory tests, studies and approvals with respect to a Jointly-Developed New Allograft; (ii) RTI shall be solely responsible for all costs related to regulatory tests, studies and approvals with respect to its procurement, processing and manufacturing procedures and processes; and (iii) MSD shall reimburse RTI for its costs incurred in connection with the production of prototypes requested by MSD, provided that such costs are mutually agreed to at the time of MSD’s request for such prototypes.

(iv) The Jointly-Developed New Allograft shall be added to Schedule 2.1 as a Specialty Allograft, an Assembled Allograft, or Bone Paste as the case may be.

(c) LSF Applicable to Jointly-Developed New Allografts. With respect to each Jointly-Developed New Allograft, the LSF shall be a percentage of the ANDF received by MSD for the first [*****] of the distribution of the Jointly-Developed New Allograft, with such initial percentages equaling [*****] if the Jointly-Developed New Allograft is a Specialty Allograft, [*****] if the Jointly-Developed New Allograft is an Assembled Allograft and [*****] if the Jointly-Developed New Allograft is Bone Paste, each calculated in accordance with Section 5.2.

(d) LSF Applicable to RTI-Developed New Allografts Primarily Useful For Spinal Fusion Surgery.

(i) Right of First Negotiation. In the event RTI develops an RTI-Developed New Allograft that is not a line extension as defined in Section 2.3 hereof, yet will have applications primarily useful for spinal fusion surgery, RTI shall provide information to MSD with respect to the specifications of such product, along with prototypes and proof of viability (which shall include, as appropriate, relevant in vitro, in vivo, and cadaveric test data). Within [*****] after receipt of said information from RTI, MSD may determine it requires additional information to render a decision on its Right of First Negotiation on the RTI-Developed New Allograft. If MSD reasonably requires additional information, MSD shall submit, in writing, to RTI a list of commercially and scientifically reasonable data it will require to render a decision on the RTI-Developed New Allograft. MSD and RTI will meet in good faith to review and agree upon additional request for information. Within [*****] of receipt of the agreed proof of viability, MSD and RTI shall meet and confer with respect to the feasibility of such product and to confirm that such product is not a line extension as defined in Section 2.3 hereof. If the parties cannot agree as to what documentation is reasonably required to demonstrate viability, or as to whether such product is a line extension, then the issue(s) shall be decided by a special master in accordance with Section 2.3. Otherwise, if the parties agree that such product is not a line extension or that sufficient additional information has been provided to MSD by RTI, MSD shall give notice to RTI (within [*****] of the end of the [*****] period or within [*****] of a special master determining that the product is not a line extension or that RTI has provided MSD with sufficient additional information to demonstrate viability) as to whether MSD intends to exercise its right of first negotiation for the RTI-Developed New Allograft as set forth in this Section 6.3(d)(i). Any RTI-Developed New Allograft for which MSD elects to exercise its right of first negotiation shall be referred to herein as a “Right of First Refusal Allograft.” Any RTI-Developed New Allograft for which MSD elects not to exercise its right of first negotiation shall be referred to herein as a “Rejected Allograft.” With respect to each Right of First Refusal Allograft, MSD shall have a right for a period of [*****] after good faith negotiations begin, to agree with RTI on the LSF for such Right of First Refusal Allograft. In the event RTI and MSD agree with respect to the LSF for such Right of First Refusal Allograft, then such Right of First Refusal Allograft shall be added to Schedule 2.1 and shall become a Specialty Allograft, an Assembled Allograft, or Bone Paste, as the case may be, for all purposes of this Agreement and the LSF for such Right of First Refusal Allograft shall be as agreed upon by RTI and MSD. With respect to each Rejected Allograft, RTI shall be entitled to enter into an agreement with any third party for distribution of such Rejected Allograft provided such distribution does not violate any MSD Intellectual Property Rights.

(ii) Right of First Refusal. If after negotiating as set forth in Section 6.3(d)(i) as set forth above, MSD and RTI are unable to agree on the LSF for a Right of First Refusal Allograft, then RTI shall have the right, for a period of an additional [*****], to negotiate with independent third parties to establish the LSF for such Right of First Refusal Allograft. In the event RTI receives a bona fide offer for the LSF of such Right of First Refusal Allograft (each an “Offered LSF”), then RTI shall provide written notice to MSD of the Offered LSF setting forth fully the terms of the Offered LSF (the “LSF Offer Notice”) and MSD shall have [*****] from the date of its actual receipt of the LSF Offer Notice to accept the LSF as set forth in the LSF Offer Notice, and upon such acceptance, the Right of First Refusal Allograft shall be added to Schedule 2.1 and shall become a Specialty Allograft, an Assembled Allograft, or Bone Paste, as the case may be, for all purposes of this Agreement and the LSF for such Right of First Refusal Allograft shall be as set forth in the LSF Offer Notice. In the event MSD does not accept the Offered LSF for such Right of First Refusal Allograft prior to the expiration of its permitted [*****] period, then RTI shall be entitled to enter into an agreement after the end of such [*****] period with any third party for distribution of such Right of First Refusal Allograft on terms as set forth in the LSF Offer Notice provided such distribution does not violate any MSD Intellectual Property Rights.

(e) RTI-Developed New Allografts Not Primarily Useful For Spinal Fusion Surgery. In the event RTI or RTI and a third party developer (if applicable) have a good faith belief that a particular RTI-Developed New Allograft will not have applications primarily useful for spinal fusion surgery, then the provisions of Section 6.3(d) shall not apply to such RTI-Developed New Allograft, provided that the following provisions are followed:

(i) The development, marketing or distribution of any such RTI-Developed New Allograft will not violate any MSD Intellectual Property Rights;

(ii) Upon the market release of any such RTI-Developed New Allograft and at anytime after such market release if new marketing or distribution support materials are developed, RTI will allow MSD complete access to review any marketing and distribution support materials for such product sufficient for MSD to make a determination as to whether or not the product will have applications useful for spinal fusion surgery. In the event that the product is co-developed by RTI with any third party, RTI will use all commercially reasonable efforts to provide MSD with marketing and other materials as soon as they are available. In the event any or all of the following are true, MSD can request that RTI immediately cease marketing of the product and/or collaboration with such third party on the product:

(A) The product is distributed (or intended to be distributed) by or for any party which also sells, markets or distributes products to be used primarily in the spine; or

(B) The product is marketed (or intended to be marketed) to customers for use in spinal surgery; or

(C) MSD believes in good faith that such RTI-Developed New Allograft will have applications primarily useful for spinal fusion surgery.

(iii) In the event RTI refuses to cease such marketing or collaboration upon notice from MSD, then the matter will be submitted to the standing special master. In the event the special master determines that either the product is distributed (or intended to be distributed) by or for any party which also sells, markets or distributes products to be used primarily in the spine or the product is marketed (or intended to be marketed) to customers for use in spinal surgery, then RTI shall immediately case the marketing or distribution of the product. If the special master determines that neither of those events are occurring (or if they are not at issue), then the special master will determine whether or not such product does or will have applications useful primarily for spinal fusion surgery.

(A) If the special master determines that such product does or will have applications primarily useful for spinal fusion surgery, then RTI will immediately cease marketing and/or collaboration with any third party on the product and pay to MSD an amount equal to MSD’s actual fees and expenses reasonably incurred in its review and prosecution of such issue and MSD’s reasonably estimated lost revenues for products competitive with such spinal product as determined by the special master.

(B) If the special master determines that the product does not have applications primarily useful for spinal fusion surgery, but is nevertheless being used frequently in the spine, then RTI may continue to market and collaborate with respect to such product, provided that RTI pays to MSD in the form of a rebate an amount equal to [*****] of the revenues derived by RTI or any RTI-related third party from distribution of such products that are used for spinal fusion surgery.

(C) If the special master determines that the product does not have applications primarily useful for spinal fusion surgery, but is nonetheless used for such procedures on only rare occasions (defined as less than five percent (5%) of the distribution of the product as determined by the special master), then MSD will pay RTI an amount equal to RTI’s actual fees and expenses reasonably incurred in its review and defense of such issue.

(iv) MSD and RTI shall meet on a semi-annual basis to review the current status of any products developed and/or marketed under this Section 6.3(e) and to discuss and attempt to address any concerns regarding this procedure;

(v) RTI provides reasonable assurances that MSD will still receive priority on tissue suitable for Specialty Allograft and Bone Paste distributed by MSD; and

(vi) RTI will agree not to enter into any third party agreements that would prevent it from complying with this Agreement or that would prevent RTI from maintaining or having access to records that would hinder a determination of a products status under this Section 6.3.

(f) Initial New Allograft Forecast. With respect to any New Allograft added to Schedule 2.1 in accordance with the terms of Section 6.3, MSD shall provide a good faith non-binding forecast of MSD’s demand (each an “Initial New Allograft Forecast”) for such New Allograft for the following three (3) calendar months along with the next scheduled MSD Forecast and such forecast may contain, in MSD’s discretion, an initial stocking order. In subsequent months, such New Allografts shall be included in the MSD Binding Forecast and the MSD Forecasts.

6.4 Inspection Rights. RTI and MSD shall keep complete and accurate books and records which allow verification of the information contained in fee schedules, invoices and shipping notices and other documentation required under this Agreement. Each Party shall be permitted access during normal business hours and upon reasonable notice during the term of this Agreement to such books and records of the other Party that are necessary in order to verify the other Party’s compliance with the terms of the Agreement.

6.5 Confidentiality. While this Agreement is in effect, and for two (2) years after the termination of this Agreement (or for such longer period as any such Confidential Information may constitute a trade secret), none of MSD or RTI, their affiliates, or any directors, shareholders, officers, employees or agents of the foregoing (collectively, the “Affiliates”) shall divulge to anyone any Confidential Information (as hereinafter defined), except: (i) as required in the course of performing the obligations hereunder; (ii) to attorneys, accountants and other advisors; (iii) with the express written consent of MSD or RTI (as the case may be); or (iv) as required by law. The term “Confidential Information” shall mean any information relating to MSD or RTI or their business which is, (1) disclosed to the other (or to the other’s Affiliates) during the negotiation of and performance of this Agreement and (2) is marked “Confidential” if provided in writing, or if delivered verbally, is reduced to writing within thirty (30) days and marked “Confidential.” “Confidential Information” shall also include the terms and conditions of this Agreement and all Intellectual Property Rights relating to Specialty Allografts and Bone Paste. “Confidential Information” shall not include any information which (i) becomes public knowledge without breach by the other of this Agreement; (ii) is obtained by the other (or the other’s Affiliates) from a person or business entity under circumstances permitting its disclosure to others; (iii) may be demonstrated to have been known at the time of receipt thereof as evidenced by tangible records; or (iv) is required to be disclosed as a result of a judicial order or decree or governmental law or regulation. If a Party makes a disclosure of Confidential Information which is permitted by the terms of this Agreement, such Party shall give prior notice to the other Party, cooperate with the other Party in efforts to prevent or restrict such disclosure and be responsible for ensuring that the person to whom it is disclosed maintains the confidentiality of such Confidential Information in accordance with the terms of this Agreement.

6.6 Opinion of Counsel. On the Effective Date or as soon thereafter as is practicable, RTI shall provide an opinion from Holland & Knight L.L.P., as counsel to RTI, dated as of the Effective Date, affirming (i) the legality of the commercial relationship described in this Agreement, (ii) the enforceability of this Agreement, (ii) that the execution and delivery of this Agreement by RTI will not conflict with, or result in a breach or default under, RTI’s charter, bylaws or other organizational documents or any agreement, contract, arrangement, mortgage or indenture to which it is bound, and (iv) that this Agreement complies in all respects with all statutes, rules, regulations or orders applicable to RTI and Specialty Allografts and Bone Paste. MSD shall pay RTI’s counsel actual reasonable costs for updating counsel’s prior opinion letter RTI’s counsel not to exceed $10,000.

6.7 Determination of Inventorship and Ownership of Future Inventions. The Parties acknowledge that while working under this Agreement, they may develop inventions relating to Specialty Allografts or Bone Paste having application in the spine (“Subject Inventions”). The Parties acknowledge that they may prepare patent applications directed to obtaining patent protection for Subject Inventions (“Subject Patent Applications”). The Parties desire to properly determine inventorship and ownership rights between the Parties in any Subject Patent Application. Therefore, the Parties agree that going forward, they will follow the process described in subsections (a) through (f) below to properly determine inventorship and ownership rights in any Subject Patent Application.

(a) IP Reviewer. The Parties shall jointly appoint a neutral, third party patent attorney to review Subject Patent Applications (an “IP Reviewer”). The IP Reviewer will be a registered patent attorney and have at least fifteen years of experience in patent matters. If the Parties cannot mutually agree upon an IP Reviewer, one will be selected from a group of at least ten potential candidates identified by the Center for Public Resources, Inc. or some other neutral, third-party organization to which the Parties agree. The IP Reviewer shall serve a term of one year after which the Parties may agree to renew the reviewer’s appointment or, if one Party wishes a different reviewer be appointed, the Parties will jointly appoint a different IP Reviewer pursuant to the above process.

(b) Submissions to the IP Reviewer. The Parties will submit all Subject Patent Applications, including all related continuation, divisional and continuations-in-part patent applications, to the IP Reviewer for review within thirty days after filing. Failure of a Party to submit a Subject Application to the reviewer shall be a material breach of this Agreement. The Parties will cooperate to properly assign inventorship and ownership of any Subject Patent Application if a determination of inventorship or ownership is later made.

(c) Meet and Confer. The Party making the submission of the Subject Patent Application shall, under an appropriate confidentiality agreement, simultaneously provide a copy of the same to a designated representative of the other Party not actively involved in the preparation of patent applications for the Party. The designated representative may undertake an investigation for a period of up to thirty days from the date of the submission to evaluate potential ownership and inventorship issues. The Parties agree to meet and confer no later than sixty days after the date of submission in a good faith effort to reach a mutual agreement concerning inventorship and ownership. The sixty day meet and confer period may be extended by mutual agreement of the Parties.

(d) IP Reviewer Determination. In the event the Parties are unsuccessful in reaching a mutual agreement, the IP Reviewer shall be notified of the Parties’ failure to agree and shall determine whether a Subject Patent Application is an invention and property of RTI (“RTI Invention”), an invention and property of MSD (“MSD Invention”), or an invention and property of both Parties (“Joint Invention”). The IP Reviewer shall endeavor to make a determination within ninety days of such notification. The Parties will cooperate to provide the IP Reviewer with copies of the necessary documents (e.g., lab notebook pages, invention disclosure forms, test results, etc.), access to items (e.g., models, mock-ups, etc.), or access to people to allow the IP Reviewer to conduct his or her investigation and make his or her determination. The IP Reviewer shall notify the Parties in writing of his or her determination but the reviewer will not provide written reasons for his or her determination. At a Parties’ request, the information considered by the IP Reviewer in making a given determination shall be made available to a Party’s outside counsel for counsel’s review, under an appropriate confidentiality agreement, so that the Party may decide if it wishes to challenge the reviewer’s determination in arbitration. The attorneys conducting any such review for a Party shall not be actively involved in prosecuting patents for the Party.

(e) Procedure after Determination by IP Reviewer. If the IP Reviewer determines that a Subject Patent Application is an RTI Invention, a MSD Invention, or a Joint Invention, and the Parties agree with the reviewer’s determination, the Parties will proceed accordingly with respect to the application, including, if necessary, providing the necessary documents, signatures, assignments, or the like to allow the Parties or particular Party to prosecute and exploit the Subject Patent Application and any resulting patents. A Party may challenge the IP Reviewer’s decision via arbitration as set forth in Section 9.12 provided, however, that (1) the arbitrator shall not be the IP Reviewer that made the determination with respect to the Subject Patent Application in question, (2) the Parties will cooperate to expedite the resolution of the arbitration and the arbitration must be completed no later than six months after the arbitrator is appointed, (3) The IP Reviewer’s decision will not be disclosed to the arbitrator, and (4) the arbitration hearing, if necessary, may be held in any location set by the arbitrator. Prior to the commencement of any such arbitration, the Parties will meet and confer in a good faith effort to resolve the dispute.

(f) Cooperation in prosecuting and exploiting Joint Invention. If it is determined that a Subject Patent Application is a Joint Invention, the Parties will retain counsel to represent the parties jointly with respect to the Joint Invention and will cooperate in good faith to prosecute and exploit the Subject Patent Application and any resulting patents including sharing costs and expenses incurred. To the extent new products, not listed on Schedule 2.1 or covered by Section 2.3, are developed that embody the Joint Invention and are intended or expected to be used primarily in the spine, such products shall be added to Schedule 2.1 as a Specialty Allograft, an Assembled Allograft or a Bone Paste as the case may be.

ARTICLE VII

TERM AND TERMINATION

7.1 Term. Unless terminated earlier in accordance with Section 7.2 herein, this Agreement shall be effective as of the Effective Date and shall continue until June 1, 2014 (the “Original Termination Date”); provided, however, upon the mutual written agreement of the Parties, this Agreement shall continue in effect until June 1, 2026 (the “Renewal Termination Date”).

7.2 Early Termination. Either Party hereto may terminate this Agreement: (a) due to a material breach by the other Party of any of its obligations or covenants hereunder upon thirty (30) calendar days written notice to the breaching Party of its intent to so terminate if such breaching Party fails to remedy such breach within such thirty (30) calendar days, or if such breach cannot be remedied within such thirty (30) calendar days, only if such breaching Party has not undertaken good faith efforts to remedy such breach, (b) immediately upon the insolvency or filing for bankruptcy by the other Party or (c) upon the mutual written consent of the Parties. Notwithstanding the foregoing, the parties acknowledge and agree that in the event of an attempt by one party to terminate this Agreement pursuant to this Section 7.2(a) that is disputed by the other party, this Agreement shall remain in full force and effect and no party shall be excused of performance under this Agreement unless and until such right to terminate has been confirmed by the arbitrator pursuant to Section 9.12 hereof or has been otherwise agreed by the parties.

7.3 Accrued Obligations. In the event that this Agreement is terminated pursuant to Section 7.2 hereof, the duties and obligations of the Parties which have accrued prior to termination, including without limitation, the obligation to process and deliver quantities of Specialty Allografts and Bone Paste for which orders have been validly issued prior to the effective date of termination and the correlative obligation to pay for such quantities, shall not be released or discharged by such termination.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by MSD. Subject to RTI’s indemnification obligations pursuant to Section 8.2 herein, MSD shall indemnify and hold RTI, its officers, directors, employees, agents, and affiliates, harmless from any and all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, that may result from any demand, claim or litigation brought by a third party and relating to or resulting from criminal conduct, intentional torts, gross negligence, negligence, misstatements or misrepresentations of MSD’s employees, or independent representatives, and all other third party claims, demands, or litigation relating to, resulting from or arising out of (i) the Services provided by MSD, including breach of this Agreement and any representations, warranties, or covenants contained herein, or (ii) any claim of patent infringement with respect to the Intellectual Property Rights licensed by MSD to RTI pursuant to Section 6.2(b).

8.2 Indemnification by RTI. Subject to MSD’s indemnification obligations pursuant to Section 8.1 herein, RTI shall indemnify and hold MSD, its officers directors, employees, agents, and affiliates harmless from any and all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, that may result from any demand, claim or litigation brought by a third party and relating to, resulting from or arising out of (i) the failure of any Specialty Allografts or Bone Paste to comply with the Specialty Allograft Specifications or the Bone Paste Specifications, as the case may be, (ii) a breach by RTI of this Agreement or any warranty, representation or covenant contained herein, (iii) the failure of the packaging related to Specialty Allografts or Bone Paste to comply with the Specialty Allograft Packaging Specifications or the Bone Paste Packaging Specifications, as the case may be, or any other claim, demand or litigation relating to or resulting from Specialty Allografts or Bone Paste, or (iv) any product liability claim for Specialty Allografts or Bone Paste.

8.3 Indemnification Procedure. If a Party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which the other Party (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Article VI hereof, the Indemnitee shall promptly give the Indemnifying Party notice thereof and shall permit the

Indemnifying Party to participate in the defense of any such claim, action or proceeding by counsel of the Indemnifying Party’s own choosing and at the Indemnifying Party’s own expense. In addition, upon written request of the Indemnitee, the Indemnifying Party shall assume carriage of the defense of any such claim, action or proceeding. In any event, the Indemnitee and the Indemnifying Party shall cooperate in the compromise of, or defense against, any such asserted liability.

8.4 Survival of Obligations. The respective obligations of the Parties hereto pursuant to Article VIII shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes any prior expression of intent or agreement of the Parties with respect thereof.

9.2 Amendments. This Agreement shall not be modified, altered, or amended except by an agreement in writing signed by duly authorized representatives of each of the Parties hereto.

9.3 Governing Law; Jurisdiction; Injunctive Relief. This Agreement shall be governed by the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any action or proceeding arising under or relating to this Agreement shall be brought in the courts of the State of Florida, County of Alachua or State of Tennessee, County of Shelby, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Florida or the Western District of Tennessee, and each Party consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Notwithstanding the provisions for arbitration in Section 9.12 hereof, RTI hereby agrees that any remedy at law for any breach of the provisions contained in Sections 3.1 or 6.3(d) hereof shall be inadequate and MSD shall be entitled to injunctive relief in addition to any other remedy MSD might have at law or under this Agreement in order to enforce the provisions of such sections of this Agreement.

9.4 Force Majeure. The Parties shall be excused from performing their obligations under this Agreement if performance is delayed or prevented by any event beyond such Party’s reasonable control and without the fault or negligence of the Party seeking to excuse performance, including, but not limited to, acts of God, fire, terrorism, explosion, weather, plague, war, insurrection, civil strife or riots, provided, however, such performance shall be excused only to the extent of and during such disability and such Party takes reasonable efforts to remove the disability. Any Party seeking to excuse or delay performance under this Section 9.5 shall provide detailed written notice to the other Party of the nature and anticipated duration of the delay.

9.5 Severability. In the event that any Part of this Agreement shall for any reason be finally adjudged by a court of competent jurisdiction or determined by a governmental body to be invalid or unenforceable, then, unless such part is deemed material by either or both Parties, this Agreement shall continue in effect and such part shall be excised hereof. If either Party determines that such part hereof found to be invalid or unenforceable is material to the operation or performance of this Agreement, then such Party may, by written notice to the other Party, request that the Parties attempt to renegotiate this Agreement to alleviate or eliminate any difficulty caused to such Party by such invalidity or unenforceability.

9.6 Waiver. No failure or delay on the part of either Party to enforce any provision of this Agreement or to exercise any right granted hereby shall operate as a waiver thereof unless or until the right to enforce any such provision or to exercise any such right has been waived in writing by such Party. Any waiver of any provision hereof or right hereunder shall be effective only in accordance with its terms and may be restricted in any way. No waiver of any provision hereof or any right hereunder shall constitute a waiver of a continuance or reoccurrence of the failure to perform, except as provided in such waiver.

9.7 No Third Party Beneficiaries. This Agreement shall be construed to be for the benefit of the Parties hereto only and shall confer no right or benefit upon any other person.

9.8 Independent Contractors. The Parties each acknowledge that they intend by this Agreement to establish the relationship of independent contractors with regard to the subject matter hereof and do not intend to undertake any relationship of principal and agent or to create any joint venture or partnership or a fiduciary relationship between them or their respective successors in interest.

9.9 Notices. With the exception of the RTI Forecast and the MSD Forecast described in Section 3.4 herein, any notice, report or consent required or permitted by this Agreement to be given or delivered shall be in writing and shall be deemed given or delivered if delivered in person, or sent by courier or expedited delivery service, or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile (if confirmed), as follows:

If to MSD:

Medtronic Sofamor Danek USA, Inc.

1800 Pyramid Place

Memphis, Tennessee 38132

Attention: President

Facsimile: 901-344-1570

with a copy to:

Vice President and Senior Counsel

Medtronic Sofamor Danek, Inc.

1800 Pyramid Place

Memphis, Tennessee 38132

Facsimile: 901-344-1576

and

President, Biologics

Medtronic Sofamor Danek, Inc.

1800 Pyramid Place

Memphis, Tennessee 38132

Facsimile: 901-344-1566

And

Alvin Davis, Esq,

Steel Hector & Davis LLP

200 South Biscayne Boulevard, 41st Floor

Miami, FL 33131-2398

Fax: 305-577-7001

If to RTI:

Regeneration Technologies, Inc.

11621 Research Circle

P.O. Box 2650

Alachua, Florida 32615-2650

Attention: Chief Executive Officer

Facsimile: 386-418-3608

with a copy to:

Jerome W. Hoffman

Holland & Knight LLP

315 S. Calhoun Street, Suite 600

Tallahassee, Florida 32302-0810

Facsimile: 850-224-8832

and

Warren J. Nimetz

Fulbright & Jaworski LLP

666 Fifth Avenue, 31st Floor

New York, New York 10103-3198

Facsimile: 202-318-3400

Any such notice, report or consent shall be effective upon delivery if given or delivered in person, or sent by courier or expedited delivery service, or upon receipt if sent by facsimile which is confirmed, or on the third business day following mailing if mailed. Either Party hereto may change its address for purposes hereof by giving the other Party written notice of such change as above provided. Notwithstanding the foregoing, any notice intended to act as a formal and official notice, report or consent under any provision of this Agreement (other than Section

3.4 hereof) must be sent by Brian Hutchison or his successor (if coming from RTI) or Pete Wehrly and/or Michael DeMane or their successors (if coming from MSD).

9.10 Assignment. Except as provided hereafter, neither Party may assign its rights and obligations hereunder without the prior written consent of the other Party and such consent shall not be unreasonably withheld. No permitted assignment hereunder shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the other Party pursuant to which the assignee assumes all of the obligations of the assigning Party hereunder. Notwithstanding any of the prior terms in this Section 9.10, either Party may freely assign this Agreement or any of its rights or obligations hereunder in connection with a sale involving substantially all of the Party’s assets or to a company which is a wholly owned subsidiary of the assigning Party, and MSD may assign this Agreement or any of its rights or obligations hereunder, in whole or in part, to Medtronic, Inc. or to any entity in which Medtronic, Inc. holds a direct or indirect interest of at least fifty percent (50%). RTI may assign this Agreement, or any of its rights or obligations hereunder, in whole or in part, to any entity in which RTI holds a direct or indirect interest of at least 50%.

9.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when signed by each of the Parties hereto.

9.12 Arbitration. Except where this Agreement calls for the use of a special master, any dispute or claim arising under or with respect to this Agreement, including the interpretation, performance or non-performance of this Agreement other than the items addressed by Section 6.7, and the right to terminate shall be resolved by arbitration in Miami, Florida or such other location as agreed to by the Parties, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, modified as follows to include these provisions:

(a) The AAA’s Expedited Procedures shall not be followed;

(b) The arbitration will be decided by a neutral arbitrator selected by the Parties from a group of at least ten potential candidates identified by the Center for Public Resources, Inc. or similar neutral, third-party organization to which the Parties agree;

(c) The Parties will work together so that the arbitrator will be appointed within thirty days of the filing of the Arbitration Demand;

(d) For disputes involving patent rights, the arbitrator will be a registered patent attorney with at least fifteen years of experience in patent matters;

(e) Reasonably limited discovery, in the form of document requests and depositions will be allowed; the Parties will confer with the arbitrator early in the arbitration process regarding the amount and scope of discovery;

(f) If a Party intends to offer live or written witness testimony to the arbitrator, the other Party shall have the right to depose the witness under oath;

(g) The Parties shall submit simultaneous pre-hearing statements to the arbitrator; after the hearing, the Parties shall submit simultaneous opening and simultaneous reply briefs to the arbitrator setting forth their positions on the dispute and view of the evidence;

(h) The arbitrator will render a written, reasoned, draft award;

(i) The Parties will be permitted to comment on the draft award including any perceived errors or necessary corrections;

(j) The arbitrator will render a written, reasoned, final award;

(k) The hearing will be held in Miami, Florida or such other location as agreed to by the Parties.

The decision or award of the arbitrator will be final and binding upon the Parties. The arbitrator will have the discretion to impose the cost of the arbitration upon the losing Party or divide it between the Parties on any terms which the arbitrator deems equitable; provided, however, that each Party will bear its own legal fees. Any decision or award rendered by the arbitrator may be entered as a judgment or order in any court of competent jurisdiction.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

REGENERATION TECHNOLOGIES, INC.

By:	/s/ BRIAN K. HUTCHISON

Printed Name:	Brian K. Hutchison
Title:	Chairman, President and CEO

MEDTRONIC SOFAMOR DANEK USA, INC.

By	/s/ MICHAEL DEMANE

Printed Name:	Michael DeMane
Title:	President—Spinal, ENT and SNT